EXHIBIT 16.1

October 31, 2006

Securities and Exchange Commission
450 Fifth Street N.W.
Washington D.C. 20549

Re: Radiant Logistics, Inc. (File no. 000-50283)

Commissioners:

We have read the statements made by Radiant Logistics, Inc. contained in Item 4.01 of its Form 8-K dated October 26, 2006 (copy attached), which we understand will be filed with the Securities and Exchange Commission on October 31, 2006. We agree with the statements concerning our firm in the first sentence of the first paragraph and in the second through fifth paragraphs in item (a) of such Form 8-K, except that:

1.
We make no comment with respect to the registrant’s explanation in the second paragraph in item (a) regarding the going concern explanatory paragraph contained in our reports on the registrant’s financial statements for the years ended December 31, 2004 and 2003, which states:“at which time the Company, from inception until October 2005, operated under a former business model and management, and was known as Golf Two, Inc.”

2.
We make no comment with respect to the registrant’s explanation in the fourth paragraph in item (a) regarding the material weakness in the registrant’s internal control over financial reporting, which states: “at which time the Company operated under a former business model and management, and was known as Golf Two, Inc.”

Very truly yours,

Stonefield Josephson, Inc.